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                                                                  EXHIBIT 10.15

                         MANAGEMENT SUPPORT AGREEMENT

     This MANAGEMENT SUPPORT AGREEMENT (this "Agreement") is entered into as of
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the 27th day of July 1999, by and between VICINITY CORPORATION ("Vicinity") and
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INVISION AG ("Invision").
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                                   RECITALS:

     (A) Vicinity and Invision are parties to that certain Series F Preferred Stock, dated as of the date hereof, pursuant to which Invision is purchasing equity securities of Vicinity.

     (B) Invision is an affiliate of Metro AG (together with its affiliates other than Invision, "Metro"), with Invision primarily engaged in
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          investment activities and Metro involved in operations.

     (C) It is anticipated that, among other things, Invision will intercede with Metro in order to promote the sale of Vicinity's products and services (the "Vicinity Business") in Europe.
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                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto agree as follows:

1.   RESPONSIBILITIES OF INVISION

     (a)  Promotion of the Vicinity Business.  Invision shall use its
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          commercially reasonable efforts to promote the Vicinity Business both to Metro and within Europe generally.

     (b)  Opportunities; Competition.  Invision shall consult with Vicinity
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          concerning new business opportunities and shall advise Vicinity concerning any competitive threats to the Vicinity Business in Europe.

2.   RESPONSIBILITIES OF VICINITY

     (a)  Training.  Vicinity shall provide training to the employees of
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          Invision and Metro in connection with Invision's performance hereunder as reasonably requested by Invision.

     (b)  Assistance; Promotional Materials.  Vicinity shall, upon Invision's
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          reasonable request, (i) advise Invision in connection with Invision's promotion of the Vicinity Business, and (ii) furnish to Invision reasonable quantities of sales promotion materials and other documents necessary or advisable for promotion of the Vicinity Business in Europe.

     (c)  Expenses.  Vicinity shall reimburse Invision for the direct costs
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          incurred by Invision up to a limit of U.S$100,000; provided that such costs are directly related to the promotion of the Vicinity Business in Europe. Such amount shall be payable in two equal installments with the first payment due on the three month anniversary of this Agreement and the second payment due on the six month anniversary of this Agreement. To receive such reimbursements, Invision shall on or before such dates, provide Vicinity

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          with copies of the expense receipts related to all costs for which
          Invision seeks such reimbursement.

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3.  INCENTIVE STOCK GRANTS

     To provide an incentive to the performance of Invision hereunder, the parties agree as follows:

     (a)  Project Scout.  Vicinity shall issue to Invision options or warrants
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          exercisable for up to 75,000 shares of the Common Stock of Vicinity in the following increments and based upon the attainment of the following performance milestones related to the proposed business directory to be made available to consumers containing a free listing for all businesses holding a Metro customer card ("Project Scout"):
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          (1)  25,000 shares upon execution and delivery of an agreement between and acceptable to Vicinity and Metro relating to Project Scout;
          (2)  25,000 shares when the cumulative gross revenues collected pursuant to Project Scout exceed 12 million DM; and
          (3)  25,000 shares when the cumulative gross revenues collected pursuant to Project Scout exceed 30 million DM.

     (b)  Project Telegate.  Vicinity shall issue to Invision options or
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          warrants exercisable for up to 50,000 shares of the Common Stock of
          Vicinity in the following increments and based upon the attainment of the following performance milestones related to the proposed business relationship between and acceptable to Vicinity and Telegate whereby Vicinity's Telephone Business Finder service will be made available to Telegate ("Project Telegate"):
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          (1)  20,000 shares upon (x) execution and delivery of an agreement between Vicinity and Telegate and (y) public launch of Project Telegate based upon such agreement;
          (2) 20,000 shares upon sale by Telegate of the Vicinity Telephone Business Finder service to ten or more customer brands in Germany; and
          (3) 10,000 shares upon sale by Project Telegate of the Vicinity Telephone Business Finder service to five or more customers brands in major European markets outside Germany.

     (c)  Additional Projects. Vicinity shall issue to Invision options or
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          warrants exercisable for up to 150,000 shares of the Common Stock of
          Vicinity in connection with up to three projects to be agreed between the parties, each eligible for up to 50,000 shares subject to performance milestone(s) to be agreed upon between the parties. The general structure of each such equity grant shall be as follows:
          (1) 20,000 shares upon execution and delivery of a mutually acceptable agreement relating to each such project;
          (2) 20,000 shares upon successful launch of each such project, the criteria for a "successful launch" to be agreed between the parties prior to each such launch; and
          (3) 10,000 shares upon attainment of performance milestone(s) that shall be agreed between the parties prior to the launch of each such project to represent success for such project.

     (d)  Exercise Price.  The exercise price per share for each block of
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          options or warrants issued under the terms of this Agreement shall be determined as of the date that each such block is earned by Invision and such exercise price shall be (i) the price per share received by Vicinity in the most recent private equity financing round of Vicinity (currently $5.00), or (ii) following Vicinity's initial public offering, the average trading price of Vicinity's

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          Common Stock over the five trading days immediately prior to the date of issuance of such block of options or warrants.

     (e)  Publicity.  Neither party shall, without the prior consent of the
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          other party, issue any press release or make any public statement relating to any specific transaction described in paragraphs (a), (b) or (c) of this Section 3, which specific transaction may reasonably be anticipated to result in the grant to Invision of the right to acquire the shares of Common Stock referred to in such paragraphs, prior to the date that the agreement(s) relating to such transaction has or have been finalized and the exercise price of the options or warrants relating thereto have been set pursuant to the terms hereof.

     (f)  Performance Period; Exercise Period.  The right of Invision to earn
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          shares of incentive stock under this Section 3 shall terminate on July
          1, 2002. No options or warrants shall be earned pursuant to this
          Section 3 after July 1, 2002. Any option or warrant issued to Invision pursuant to this Section 3 shall provide that such option or warrant must be exercised within two years of the issue date and following such two year period such option or warrant shall be terminated, become unexercisable, and shall be null and void.

     (g)  Agreements.  As a precondition to the issuance of any options or
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          warrants hereunder or any shares of Common Stock or other equity interests of Vicinity thereunder, Invision shall execute and deliver such documents and certificates as Vicinity customarily requires with respect to the issuance of similar securities, including, without limitation, representations and warranties with respect to securities laws and agreements with respect to rights of first offer.

4.   OTHER MATTERS

     (a)  Independent Contractors.  The parties are independent contractors and
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          nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) except as set forth herein, allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

     (b)  Cooperation.  The parties agree to cooperate in good faith to realize
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          their intent. Each party shall act in good faith to achieve the benefits expected and to resolve any problems that may occur in a commercially reasonable way. As part of that cooperation, each agrees as follows:

          (1)  Supervision.  Each party shall, consistent with past practice,
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               supervise the activities of its officers, employees and
               representatives with respect to the services to be provided hereunder.

          (2)  Books and Records.  Each party shall maintain books and records
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               relevant to the provision of the services provided hereunder in a manner consistent with the continuing needs of the parties and shall make such books and records available to the other party.

          (3)  Applicable Laws.  The parties will ensure that all transactions
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               and activities contemplated hereunder are conducted in compliance with all applicable laws.

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5.   MISCELLANEOUS

     (a)  Term.  This Agreement shall commence on the date hereof and shall
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          terminate on July 1, 2002 unless extended by mutual agreement of the parties.

     (b)  Governing Law.  This Agreement shall be governed in all respects by
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          the substantive laws of the State of California, United States of
          America (excluding conflict of laws rules) as applied to agreements entered into and to be performed entirely within the State of California between California residents.

     (c)  Attorneys' Fees.  In the event of any litigation or arbitration by the
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          parties under this Agreement, the prevailing party shall be entitled to its costs and reasonable attorneys' fees.

     (d)  Assignment: No Third-Party Beneficiaries.  Neither this Agreement
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          nor any part hereof shall be assignable by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, that Vicinity may assign this Agreement to a
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          wholly-owned subsidiary of Vicinity without the prior written consent of Invision. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless expressly so stated.

     (e)  Notices.   All notices, requests, consents and other communications
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          hereunder shall be in writing and delivered personally, by recognized international courier (such as DHL or Federal Express) or by facsimile (with facsimiles to be promptly confirmed in writing). All such written communications delivered by courier shall be delivered to the parties hereto at their respective addresses, subject to the right of either party to change its address by delivering written notice to the other. Such notices shall be deemed to be effective upon three (3) business days following the date of deposit of such written notice with the courier or upon receipt if by facsimile or personal delivery.

     (f)  English Language.  This Agreement was negotiated and executed in
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          English, and the original English language version shall be controlling.

     (g)  Severability.  Should any provisions of this Agreement contravene
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          any law or valid regulation of any government jurisdiction over the parties, then such provision shall be automatically terminated and performance thereof by the parties waived, and all other provisions of this Agreement shall continue in full force and effect.

     (h)  Dispute Resolution and Arbitration.  Any and all disputes,
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          controversies or differences arising from or in connection with this
          Agreement shall be settled by mutual consultation between the parties hereto in good faith as promptly as possible, but failing an amicable settlement shall be resolved by arbitration in the English language before a panel of three arbitrators (unless a single arbitrator can be agreed upon by the parties) in San Francisco, California, United States of America, in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA"). The panel shall render a final opinion and award in writing stating the reasons therefor, and the award shall be final and

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          binding upon the parties hereto. Judgment upon the award may be entered in any court of applicable jurisdiction.

     (i)  Entire Agreement.  This Agreement reflects the entire agreement of the
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          parties regarding the subject matter hereof, and supersedes all prior and contemporaneous agreements between the parties, whether written or oral. This Agreement shall not be amended, altered or changed except by written agreement signed by both parties.

     (j)  Counterparts.  This Agreement may be executed in counterparts, each of
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          which constitutes an original, and together which constitute the
          Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives, effective as of the date first set forth above.


VICINITY CORPORATION


By:  ______________________________
     Name:
     Title:


INVISION AG

By:  _______________________________
     Name:
     Title: